Exhibit 99.1

Abtech Holdings, Inc. Reports Second Quarter and

First Half 2016 Financial Results

Scottsdale, AZ, – August 15, 2016 – Abtech Holdings, Inc. (OTC QB: ABHD) ("AbTech" or the “Company”), an environmental technologies firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination, today reported financial results for the three and six month periods ended June 30, 2016.

Key Second Quarter and First Half 2016 Highlights:

•	Second quarter and six month revenues were $64,000 and $107,000, respectively, a reduction from the previous year periods as the Company redirected its sales efforts toward commercial and industrial markets and completed the hiring of its commercial sales team;
•	Operating expenses totaled approximately $1.3 million in the second quarter of 2016, a 14% decrease over the second quarter of 2015, and a 6% decrease over the first quarter of 2016;
•	The Company reduced its monthly cash burn to approximately $326,000 per month in the first half of 2016, a decrease of approximately $29,000 per month (8%) compared to the first half of 2015;
•	The net loss attributable to controlling interest decreased to $(1.2) million in the second quarter of 2016, and $(2.5) million for the six months ended June 30, 2016, a 32% and 23% reduction over the same periods of 2015, respectively;
•	AbTech received cash advances totaling $1,000,000 during the second quarter 2016 from investors considered to be related parties. Subsequent to June 30, 2016, the Company secured an additional $410,000 in short-term funding from one of these investors.

“While not yet reflected in our financial results, we have made meaningful progress during the first half of 2016, which we believe will become evident during the second half of 2016. We have meticulously scrutinized our costs while redirecting our focus towards – what we believe will yield us – strong returns in the industrial and commercial markets. To that end, we have assembled a seasoned sales and engineering team over the past nine months, concluding with the hiring of a director of engineering in July 2016 who will be key in closing and supporting the industrial process water sales opportunities that are currently in play. All are highly skilled with seasoned relationships, and AbTech is finally positioned correctly to seize the growing opportunities for cost-effective, water filtration solutions,” commented Jonathan Thatcher, chief operating officer of AbTech. “We are extremely proud of our rebound from the challenges we faced over the last year. We completed a forensic study of our products, opportunities (both short and long term) and have strategically diversified our product offering and market focus to effectively pursue opportunities. Our team has been working for months on a number of substantial projects and we are now in field trials with the first of several outcomes expected before year-end.”

The first half of 2016, 81% of the Company revenues came from traditional stormwater related sales of Ultra-Urban® filters, Smart Paks®, and Skimmers, both new and replacement sales. This activity is expected to see a measured increase through the balance of 2016 given the addition of a new direct sales representative for the West coast and an expansion of product offerings with the new heavy metals media for heavy metal and ortho-phosphate removal in stormwater.

Diversification and broadening our product line was an important initiative we instituted in 2015. Over a number of months we opportunistically pursued development and now the marketing of VapTech, a low cost onsite vaporization technology designed to treat produced water, including frac flowback water. VapTech successfully reduces the volume of produced water by greater than 85%, returning the water back into the environment in the form of water vapor. VapTech is currently running its first industrial test at a major oil company field site where several oil & gas producers and field service companies will also be able to observe the unit in operation. During this test, AbTech will be compensated on a per barrel basis for the water processed. While initial marketing efforts have been focused on the oil industry, AbTech has already received unsolicited inquiries from Companies with other industrial wastewater issues.

A second potential early revenue contributor exists in the international markets. AbTech’s new distributor in Colombia, South America, KLIMA Projects S.A.S., has made tremendous progress educating the oil & gas industry on uses of Smart Sponge® media to reduce operating costs and meet new discharge regulations that came into effect in January of this year. AbTech and KLIMA have begun the first product demonstration for potential use in a 6,500 barrel/day regional water treatment facility. A second demonstration is planned for September. AbTech is receiving compensation for Smart Sponge media consumed during these demonstrations.

The industrial opportunities we have identified are large with long lead times; however, AbTech has made significant progress in attracting interest in its industrial process water treatment system. Multiple industrial customer relationships progressed through the treatability phase to pilot scale phase. New regulations around heavy metal wastewater discharge have fueled opportunity in the power industry. In addition, legislation specifically focused on phosphorus discharge within the pulp and paper and food and beverage industries has created new market opportunities. We are currently pursuing 8 significant opportunities at varying stages, the first of which is in field testing, tasked with mitigating oil runoff into ocean waters. Final purchase decision is anticipated by year end. These system sales will all include recurring filtration media sale.

AbTech reported second quarter 2016 revenues of $64,000 compared to $67,000 for the same period of the previous year, which included $7,000 of revenues from the Nassau County contract that was suspended on May 12, 2015. The Company increased revenues in the second quarter of 2016 by $21,000 over the first quarter of 2016. The nominal revenues generated in 2016 reflect the strategy shift initiated in 2015 to redirect a greater focus of the Company’s resources towards commercial and industrial markets. To that end, in July 2016, AbTech completed its sales force restructuring with the hiring of a seasoned commercial sales team.

The Company reported a net loss attributable to controlling interest of $(1.2) million (less than $0.01 per basic share) for the second quarter of 2016. This compares to the previous year’s second quarter net loss attributable to controlling interest of $(1.8) million or $(0.03) per basic share and $(1.3) million (less than $0.01 per basic share) for the first quarter 2016. During the second quarter of 2016, AbTech reported a loss from operations of $(1.4) million compared to a loss from operations of $(1.6) million during the prior year’s second quarter and $(1.5) million during first quarter of 2016.

For the three months ended June 30, 2016, AbTech’s gross profit on revenue was negative $(24,000), compared to a negative gross profit of $(60,000) for the second quarter 2015 and a negative gross profit of $(35,000) for the first quarter of 2016. The negative gross margins are the direct result of the low sales volume and the consequent unabsorbed costs of excess manufacturing capacity that resulted from the Company operating at capacity levels below 2%.

Selling, general and administrative (SG&A) expenses for the three months ended June 30, 2016 totaled $993,000, a decrease of approximately $293,000 (23%) over the prior year second quarter which was due primarily to a $183,000 reduction in legal expenses and a $134,000 decrease in expenses for consulting, recruiting and stock based compensation. These expense reductions were partially offset by increases of approximately $97,000 for payroll and benefit costs and $19,000 for travel costs, all related to the Company’s redirected sales effort. As compared to the first quarter of 2016, second quarter 2016 SG&A expenses decreased by $94,000 (9%).

Research and development (“R&D”) expenses totaled $349,000 during the second quarter of 2016, compared to $284,000 in the second quarter of 2015 and $338,000 in the first quarter of 2016. The 23% increase in year-over-year R&D expenses in 2016 were primarily attributable to work conducted to develop and test the Company’s VapTech technology intended for use in the treatment of produced water at oil and gas drilling sites, and the development of the manufacturing processes to produce the Company’s licensed heavy metals filtration media.

Interest expense for the three months ended June 30, 2016 totaled $48,000 compared to $381,000 during the second quarter of 2015 and $25,000 in the first quarter of 2016. The material year over year reduction in interest expense was due to significant debt conversions that took place in the fourth quarter of 2015 which reduced the amount of outstanding debt by approximately $9.9 million. The increase in interest in the second quarter of 2016 compared to the first quarter of 2016 reflects the Company’s growing debt load during the period, including draws on the Company’s bank line of credit during the second quarter.

For the six months ended June 30, 2016, AbTech reported revenues of $107,000, a 61% decrease compared to the same period in 2015. The revenue decrease is attributed to the Company redirecting its sales effort following the difficult events related to the suspension of the Nassau County project in May 2015.

The Company maintained a tightened cost structure and further reduced its selling, general and administrative expenses (SG&A) by approximately $173,000 or 8% during the six-months ended June 30, 2016, compared to the same period in 2015, specifically reducing outside consultant fees by $181,000 and stock based compensation related to the vesting of stock options by $153,000. These cost reductions were partially offset by an increase in payroll costs related to the Company’s redirected sales effort. For the six months ended June 30, 2016, the Company’s research and development expenses increased by 23% to $687,000 due primarily to work conducted to develop and test the Company’s evaporator technology and the development of the manufacturing processes to produce the Company’s licensed heavy metals filtration media totaling $191,000. These expense increases were partially offset by expense reductions for consultants, university co-op R&D projects and payroll.

Interest expense during the first half of 2016 totaled $73,000, a sharp reduction from the comparable 2015 period during which interest expense was approximately $780,000 due to the Company’s debt restructuring at the end of 2015. AbTech reported a net loss attributable to controlling interest for the six months ended June 30, 2016 of $(2.5) million (less than $0.01 per basic share) compared to $(3.2) million or $(0.05) per basic share for the same period in 2015.

On June 30, 2016, the Company reported a cash balance of approximately $108,000, accounts receivable of approximately $27,000 and inventory of approximately $374,000. Total assets decreased by approximately $681,000 during the first six months of 2016 to $600,000 as cash was consumed for operations. The monthly cash burn from operations during the second quarter of 2016 averaged approximately $330,000, an increase of approximately $8,000 from the monthly average in the first quarter of 2016. On June 30, 2016, long term debt totaled approximately $75,000, with short term debt totaling approximately $2.5 million, an increase of approximately $1.4 million from the December 31, 2015 balance. Subsequent to second quarter end, the Company received additional short-term funding of $410,000 from an investor considered to be a related party because it has a beneficial ownership interest in the Company of greater than 5%, bringing the total due to investors for these short-term loans in 2016 to approximately $1.7 million.

On June 30, 2016, AbTech had approximately 501.7 million shares of common stock outstanding, with a fully diluted share count (inclusive of all options, warrants, convertible debt and convertible preferred stock in a subsidiary) totaling approximately 528.2 million, consistent with year-end 2015.

Conference Call: Given the Company’s ongoing cooperation with authorities concerning the USDC and SEC subpoenas, a quarterly conference call will not be held for the second quarter 2016 financial results.

ABOUT ABTECH HOLDINGS, INC. (OTC QB: ABHD) AND ABTECH INDUSTRIES, INC.

AbTech Industries, Inc. (a subsidiary of Abtech Holdings, Inc.) is an environmental technologies firm dedicated to providing innovative solutions to communities, industry and governments addressing issues of water pollution and contamination. Its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements in stormwater runoff (ponds, lakes and marinas), flowing water (curbside drains, pipe outflows, rivers and oceans), and industrial process and wastewater. AbTech’s offerings include the ground-breaking antimicrobial technology called Smart Sponge® Plus. This technology is effective in reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge® Plus is registered with the Environmental Protection Agency (Registration #86256-1). AbTech’s teams of water treatment technology experts, civil and environmental engineers, and field operations specialists develop solutions to improve the quality of our limited water resources. For more information please visit www.abtechindustries.com.

Investor Contact:

Lane J. Castleton

Chief Financial Officer

Abtech Holdings, Inc.

480-874-4000

lcastleton@abtechindustries.com

or

Yvonne L. Zappulla

Managing Director

Grannus Financial Advisors, Inc.

212-681-4108

Yvonne@GrannusFinancial.com

This news release contains "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities, our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this news release. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

*** Financial Statements Follow ***

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$107,883	$682,860
Accounts receivable – trade, net	26,890	103,188
Inventories, net	374,043	394,469
Prepaid expenses and other current assets	19,356	24,594
Total current assets	528,172	1,205,111

Fixed assets, net	43,009	41,669
Security deposits	28,402	33,940
Total assets	$599,583	$1,280,720

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$1,980,754	$1,355,385
Accounts payable – related party	5,972	9,433
Loans from stockholders	9,000	9,000
Bank line of credit	88,050	-
Notes payable, net of discounts	350,000	350,000
Convertible promissory notes, net of discounts	750,000	750,000
Due to investors – related party	1,300,000	-
Customer deposits	5,097	-
Accrued interest payable	213,682	149,383
Accrued expenses	421,643	294,449
Total current liabilities	5,124,198	2,917,650

Due to related party	75,256	78,472
Total liabilities	5,199,454	2,996,122

Commitments and contingencies

Stockholders' equity (deficiency)
Common stock, $0.001 par value; 800,000,000 authorized shares;
501,678,288 shares issued and outstanding at
June 30, 2016 and December 31, 2015	501,678	501,678
Additional paid-in capital	61,041,271	61,027,567
Non-controlling interest	(3,884,969)	(3,493,351)
Accumulated deficit	(62,257,851)	(59,751,296)
Total stockholders’ equity (deficiency)	(4,599,871)	(1,715,402)
Total liabilities and stockholders’ equity (deficiency)	$599,583	$1,280,720

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended June 30		Six Months ended June 30
	2016	2015	2016	2015

Net revenues	$64,027	$67,405	$106,664	$270,912

Cost of revenues	88,421	127,256	165,779	248,916
Gross profit (loss)	(24,394)	(59,851)	(59,115)	21,996

Operating expenses
Selling, general and administrative	992,796	1,285,460	2,079,336	2,252,819
Research and development	349,277	284,075	686,913	557,085
Total operating expenses	1,342,073	1,569,535	2,766,249	2,809,904

Operating loss	(1,366,467)	(1,629,386)	(2,825,364)	(2,787,908)

Other income (expense)
Interest expense	(48,151)	(380,756)	(72,809)	(780,401)
Other income	-	-	-	27
Total other income (expense), net	(48,151)	(380,756)	(72,809)	(780,374)

Loss before income taxes	(1,414,618)	(2,010,142)	(2,898,173)	(3,568,282)

Provision for income taxes	-	-	-	-

Net loss	(1,414,618)	(2,010,142)	(2,898,173)	(3,568,282)

Net loss attributable to non-controlling interest	(189,244)	(204,621)	(391,618)	(323,214)

Net loss attributable to controlling interest	$(1,225,374)	$(1,805,521)	$(2,506,555)	$(3,245,068)

Basic and diluted loss per common share	$(0.00)	$(0.03)	$(0.00)	$(0.05)

Basic and diluted weighted average number of shares outstanding	501,678,288	68,819,925	501,678,288	68,682,229